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EXHIBIT (j)

                      CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 27, 2000, relating to the financial statements and financial highlights which appear in the October 31, 2000 Annual Reports to Shareholders of North American Funds and Josephthal Strategic Growth Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.







PricewaterhouseCoopers LLP
Boston, Massachusetts
February 20, 2001